Exhibit 5.0  Opinion of Muldoon, Murphy & Faucette re: legality

                   [Letterhead of Muldoon, Murphy & Faucette]


                                 July 31, 1997


Board of Directors
Annapolis National Bancorp, Inc.
Annapolis, Maryland 21404

        Re: The offering of up to 833,334 shares of Annapolis National Bancorp, Inc. Common Stock

Gentlemen:

        You have requested our opinion concerning certain matters of Maryland law in connection with the offering (the "Offering") by Annapolis National Bancorp, Inc., a Maryland corporation (the "Company"), of up to 833,334 shares of its common stock, par value $.01 per share, ("Common Stock").

        In connection with your request for our opinion, you have provided to us and we have reviewed the Company's amended and restated articles of incorporation filed with the Maryland Department of Assessment and Taxation on June 23, 1997 (the "Certificate of Incorporation"); the Company's amended and restated Bylaws; the Company's Registration Statement on Form SB-2, as filed with the Securities and Exchange Commission initially on June 23, 1997 and as amended on July 30, 1997 (the "Registration Statement"); resolutions of the Board of Directors of the Company (the "Board") concerning the organization of the Company, the Offering and designation of a Pricing Committee of the Board, and the form of stock certificate approved by the Board to represent shares of Common Stock. We have also been furnished a certificate of the Maryland Department of Assessment and Taxation certifying the Company's good standing as a Maryland corporation. Capitalized terms used but not defined herein shall have the meaning given them in the Certificate of Incorporation.

Board of Directors
Annapolis National Bancorp, Inc.
July 31, 1997
Page 2

        Based upon and subject to the foregoing, and limited in all respects to matters of Maryland law, it is our opinion that:

        1. The Company has been duly organized and is validly existing in good standing as a corporation under the laws of the State of Maryland.

        2. Upon the due adoption by the Pricing Committee of a resolution fixing the number of shares of Common stock to be sold in the Offering, the Common Stock to be issued in the Offering will be duly authorized and, when such shares are sold and paid for in accordance with the terms set forth in the Prospectus and such resolution of the Pricing Committee, and certificates representing such shares in the form provided to us are duly and properly issued, will be validly issued, fully paid and nonassessable.

        We consent to the filing of this opinion as an exhibit to the Registration Statement on Form SB-2 and to the use of the name of our firm where it appears in the Registration Statement and in the Prospectus.


        Very truly yours,


        /s/ Muldoon, Murphy & Faucette

        MULDOON, MURPHY & FAUCETTE